As filed with the Securities and Exchange Commission on February 24, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Analogic Corporation

(Exact Name of Registrant as Specified in Its Charter)

Massachusetts	04-2454372
(State or Other Jurisdiction of Incorporation	(I.R.S. Employer
or Organization)	Identification No.)

8 Centennial Drive, Peabody, MA	01960
(Address of Principal Executive Offices)	(Zip Code)

Key Employee Stock Bonus Plan dated October 12, 2000
(Full Title of the Plan)

Alex A. Van Adzin
Vice President, General Counsel and Clerk
8 Centennial Drive
Peabody, MA 01960
(Name and Address of Agent For Service)

(978) 977-3000
(Telephone Number, Including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of		Maximum	Maximum
Securities to be	Amount to be	Offering Price Per	Aggregate	Amount of
Registered	Registered(1)	Share	Offering Price	Registration Fee

Common Stock, $0.05 par value per share	200,000 shares	$42.37 (2)	$8,474,000 (2)	$1,073.66

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq National Market on February 12, 2004.

Statement of Incorporation by Reference

     This registration statement on Form S-8 is filed to register the offer and sale of an additional 200,000 shares of the Registrant’s common stock, $0.05 par value per share, to be issued under the Registrant’s Key Employee Stock Bonus Plan dated October 12, 2000 (the “Plan”). This Registration Statement on Form S-8 incorporates by reference the contents of the Registration Statement on Form S-8 (File No. 333-55588) relating to the Plan.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     Item 6. Indemnification of Directors and Officers.

     The Registrant’s By-Laws (“By-Laws”) require the Registrant to indemnify present or past directors and officers (“Covered Persons”) against all expenses (including reasonable attorneys’ fees), judgments, penalties, fines and amounts paid in settlements incurred in connection with prosecuting, defending, preparing to prosecute and defend, investigating or being or preparing to be a witness, in any actual or threatened action, suit, arbitration, alternative dispute resolution mechanism, investigation, administrative hearing or any other proceeding, whether civil, criminal, administrative or investigative. The Registrant may, as authorized from time to time by the Board of Directors, indemnify any employee or agent of the Registrant to the fullest extent of the provisions of the By-Laws with respect to Covered Persons.

     No person may be indemnified with respect to any matter as to which he or she has been adjudicated not to have acted in good faith and in a manner he or she reasonably believed to be in the best interest of the Registrant. With respect to any proceeding, other than one by or in the right of the Registrant, each Covered Person shall be indemnified if such person acted in good faith and in a manner such person reasonably believed to be in the best interest of the Registrant or, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful. With respect to proceedings brought by or in the right of the Registrant, a Covered Person shall be indemnified if such person acted in good faith, and in a manner such person believed to be in the best interest of the Registrant; provided, however, no indemnification shall be made with respect to any claim, issue or matter as to which such Covered Person shall have been adjudged liable to the Registrant if applicable law prohibits such indemnification; and provided further, that if applicable law permits, indemnification shall nevertheless be made by the Registrant in such event only if the court which is considering the matter shall so determine.

     If a Covered Person is successful on the merits or otherwise in any proceeding, such Covered Person shall be indemnified to the maximum extent permitted by law. If such Covered Person is not wholly successful in such proceeding, but is successful on the merits or otherwise as to one or more, but less than all claims, issues or matters, the Registrant shall indemnify such Covered Person to the maximum extent permitted by law with respect to each successfully resolved claim, issue or matter.

     If a Covered Person is a witness in any proceeding, such person shall be indemnified against all reasonable expenses actually incurred by such Covered Person in connection therewith.

     The determination as to a Covered Person’s right to indemnification shall be made by (a) the disinterested directors, (b) independent legal counsel, or (c) the stockholders.

     The Registrant is required to advance all reasonable expenses incurred by a Covered Person in connection with any proceeding upon written request of the Covered Person, which request must be accompanied by an undertaking by the Covered Person to repay any expenses if it is ultimately determined that such Covered Person is not entitled to be indemnified against such expenses.

     The right to indemnification and to receive advancement of expenses set forth in the By-Laws is not exclusive of any rights to which a Covered Person may be entitled under applicable law, the Articles of Organization, as amended, any agreement, vote of stockholders or resolution of the Board of Directors or otherwise.

     The Registrant is required to indemnify Covered Persons pursuant to the By-Laws to the fullest extent permitted under current applicable law and to such greater extent as applicable law may hereafter permit.

     The Registrant also has entered into Indemnification Agreements (the “Indemnification Agreements”) with several of its directors, and may from time to time enter into similar agreements with executive officers who are not directors. Pursuant to the Indemnification Agreements, the Registrant has agreed to indemnify each director if he is a party to or is threatened to be made a party to or is otherwise involved in any proceeding against all losses and expenses incurred by him in connection with the defense or settlement of the proceedings. In general, the term “proceeding” includes any threatened, pending or completed action, suit or proceeding, whether brought in the right of the Registrant or otherwise and whether civil, criminal, administrative or investigative, in which a director may be involved as a party, witness or otherwise by reason of his having been a director of the Registrant. The terms “losses” and “expenses” include amounts which the director pays as a result of the claim made against him in any proceeding including damages, judgments, liabilities, fines, penalties and sums paid in settlement of a claim, and expenses of investigations or judicial or administrative proceedings or appeals, attorneys’ and accounting fees and disbursements, taxes, expenses of being a witness in a proceeding, and any expenses of establishing a right to indemnification under the Indemnification Agreements.

     A director shall not be entitled to indemnification if a court finds, in a final adjudication from which there is no further right of appeal, that the director did not act in good faith and in the reasonable belief that his conduct was in the best interest of the Registrant or, with respect to any criminal proceeding, the director had reasonable cause to believe his conduct was unlawful. In addition, the Registrant shall not be required to indemnify a director in connection with any proceeding (a) to the extent payment is made to the director for losses and expenses under an insurance policy, (b) based upon the director receiving an improper personal benefit to which he was not legally entitled, (c) for an accounting of profit made from the director’s purchase or sale of the Registrant’s securities in violation of Section 16(b) of the Securities Exchange Act of 1934, or (d) based upon a finding by a court in a final adjudication from which there is no further right of appeal that such indemnification is unlawful.

     To the extent that a director has been successful on the merits or otherwise in defense of any proceeding or in defense of any claim, issue or matter therein, including the dismissal of an action without prejudice, the director shall be indemnified against all expenses incurred in connection therewith. A director is entitled to advancement of expenses incurred in any proceeding provided that the director undertakes to repay such amounts to the Registrant if it shall ultimately be determined by a court in a final adjudication from which there is no further right of appeal that the director was not entitled to indemnification of such expenses.

     Indemnification under the Indemnification Agreements is not exclusive and does not affect any other rights to which directors may be entitled under the Registrant’s Articles of Organization, as amended, or By-Laws, any other agreement, any vote of the stockholders or disinterested directors, the laws of the Commonwealth of Massachusetts or otherwise. Further, indemnification under the Indemnification Agreements continues as to directors who may have ceased to be directors.

     Massachusetts law permits the indemnification of directors, officers, employees or other agents of a corporation to the extent specified in (a) the articles of organization, (b) the by-laws adopted by the stockholders, or (c) any vote adopted by the stockholders. Except as the articles of organization or by-laws otherwise require, indemnification of officers, employees or other agents who are not directors may be provided to the extent authorized by the directors. Indemnification may include advancement of expenses incurred in defending a civil or criminal action or proceedings upon receipt of an undertaking to repay such payment if the director, officer, employee or other agent shall be adjudicated not to be entitled to indemnification. No indemnification may be provided any person with respect to any matter as to which he or she shall have been adjudicated not to have acted in good faith in the reasonable belief that his or her action was in the best interests of the corporation.

     Massachusetts law also provides a defense to liability for a director, officer or incorporator of a corporation under the following circumstances. If a director, officer or incorporator performs his duties as such in good faith and in a manner he reasonably believes to be in the best interests of the corporation, and with such care as an ordinarily prudent person in a like position would use under similar circumstances, the fact that the director, officer or incorporator so performed his duties shall be a complete defense to certain claims asserted against him by reason of his being or having been a director, officer or incorporator of the corporation.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

     Item 8. Exhibits.

     The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

     Item 9. Undertakings.

1.	Item 512(a) of Regulation S-K. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     2.     Item 512(b) of Regulation S-K. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3.     Item 512(h) of Regulation S-K. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Peabody, Massachusetts, on this 24th day of February, 2004.

ANALOGIC CORPORATION

By:	/s/ John W. Wood Jr.

John W. Wood Jr.
President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

     We, the undersigned officers and directors of Analogic Corporation, hereby severally constitute and appoint John J. Millerick, Alex A. Van Adzin and Bruce G. Garr, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Analogic Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John W. Wood Jr. John W. Wood Jr.	President, Chief Executive Officer and Director (Principal executive officer)	February 24, 2004

/s/ John J. Millerick John J. Millerick	Chief Financial Officer and Treasurer (Principal financial and accounting officer)	February 24, 2004

/s/ Bernard M. Gordon Bernard M. Gordon	Chairman	February 24, 2004

/s/ Bruce W. Steinhauer Bruce W. Steinhauer	Director	February 24, 2004

/s/ John A. Tarello John A. Tarello	Director	February 24, 2004

Signature	Title	Date

/s/ Edward F. Voboril Edward F. Voboril	Director	February 24, 2004

/s/ M. Ross Brown M. Ross Brown	Director	February 24, 2004

/s/ Michael T. Modic Michael T. Modic	Director	February 24, 2004

/s/ Julian Soshnick Julian Soshnick	Director	February 24, 2004

INDEX TO EXHIBITS

Number	Description

4.1(1)	Restated Articles of Organization of the Registrant

4.2(1)	By-Laws of the Registrant

5.1	Opinion of Hale and Dorr LLP, counsel to the Registrant

23.1	Consent of Hale and Dorr LLP (included in Exhibit 5.1)

23.2	Consent PricewaterhouseCoopers LLP

24	Power of attorney (included on the signature pages of this registration statement)

99.1(2)	Key Employees Stock Bonus Plan dated October 12, 2000, as amended March 11, 2003

(1)	Previously filed with the Securities and Exchange Commission as an Exhibit to the Registrant’s Annual Report on Form 10-K for the fiscal year ended July 31, 1988 (File No. 000-06715) and incorporated herein by reference.

(2)	Previously filed with the Securities and Exchange Commission on December 15, 2003 as an appendix to the Registrant's Definitive Proxy Statement on Schedule 14A.